Exhibit 99.1

For Immediate Release
December 22, 2014

Heritage Financial Corporation Announces that Director Jay T. Lien Will Retire from the Board of Directors

Olympia, WA, December 22, 2014/ PRNewswire/ - Heritage Financial Corporation (“Company”) (Nasdaq: HFWA), the holding company for Heritage Bank (“Bank”), today announced that Director Jay T. Lien will retire from service on the Boards of Directors of the Company and the Bank on December 31, 2014. Mr. Lien was a board member for 27 years, including his service with Washington Banking Company and Whidbey Island Bank prior to the merger with Heritage. He is retiring so he can devote more time to his outside personal interests.

Tony Pickering, Chairman of the Board, commented, “We are grateful for Jay’s service and innumerable contributions to the Boards and committees he served on. He played an important role in our success and will be missed. We wish him the best in the future.”

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 66 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500